EXHIBIT 10.1

                               OPERATING AGREEMENT

                                       OF

                                    GHII, LLC

                      a Tennessee limited liability company

         THIS OPERATING AGREEMENT (this "Agreement") of GHII, LLC, a Tennessee limited liability company (the "Company"), made as of this 1st day of January, 2002, by and among GLEN HATCHETT & ASSOCIATES, EQUITY INNS TRS HOLDINGS, INC., the Executive Members, and those additional Persons listed from time to time on Exhibit A attached hereto (collectively the "Members" and each, a "Member") for the regulation of the affairs and the conduct of the business of the Company, recites and provides as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      Act.

         "Act" shall mean the Tennessee Limited Liability Company Act, Tennessee Code Annotated ss.ss.48-201-101, et seq., as amended from time to time.

         1.2      Affiliate.

         "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling", "controlled by", and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of at least 50% of the voting securities, by contract or otherwise.

         1.3      Agreement.

         "Agreement" shall mean this Operating Agreement of the Company, as it may be amended from time to time.

         1.4      Annual Tax Reports.

         "Annual Tax Reports" shall have the meaning set forth in Section 12.2 hereof.

         1.5      Board of Managers or Board.

         "Board of Managers or Board" shall mean the Managers of the Company as described and as designated or elected under Article V.

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         1.6      Capital Account.

         "Capital Account" shall have the meaning set forth in Section 7.3 hereof.

         1.7      Capital Contribution.

         "Capital Contribution" shall mean the amount of money or the fair market value of other property contributed to the Company by each Member, prior to the date hereof or pursuant to the terms of this Agreement.

         1.8      Cash Available for Distribution.

         "Cash Available for Distribution" shall mean, for any period, the excess, if any, of (i) the cash receipts of the Company (other than from a Terminating Capital Transaction) including receipts from the sale, exchange or other disposition of the assets of the Company, and amounts withdrawn from reserves, over (ii) disbursements of cash by the Company (other than distributions to Members and amounts paid with receipts from a Terminating Capital Transaction), including: (A) the payment of operating expenses, debt service on loans from both Members and third parties, (B) capital expenditures, and (C) amounts deposited in reserves.

         1.9      Code.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor provision of law.

         1.10     Company.

         "Company" shall mean GHII, LLC, a Tennessee limited liability company.

         1.11     Company Business.

         "Company Business" shall have that meaning set forth in Section 3.2 hereof.

         1.12     Company Minimum Gain.

         "Company Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(d) and any corresponding provision or provisions of succeeding Regulations. In accordance with Treasury Regulations Section 1.704-2(d), the amount of Company Minimum Gain is determined by first computing, for each nonrecourse liability of the Company, any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Member's share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

         1.13     ENN.

         "ENN" shall mean Equity Inns TRS Holdings, Inc., a Tennessee corporation, and its permitted successors and assigns.

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         1.14     Executive Members.

         "Executive Members" shall have that meaning set forth in Section 4.1 hereof.

         1.15     Existing GH&A Business.

         "Existing GH&A Business" shall have that meaning set forth in Section
3.2 hereof.

         1.16     FF&E.

         "FF&E" shall have that meaning set forth in Section 3.1 hereof.

         1.17     Fiscal Year.

         "Fiscal Year" shall have the meaning provided in Section 12.1 hereof.

         1.18     GH&A.

         "GH&A" shall mean Glen Hatchett & Associates, and its permitted successors and assigns.

         1.19     Indemnitee.

         "Indemnitee" shall have the meaning provided in Section 9.1.

         1.20     IRS.

         "IRS" shall mean the Internal Revenue Service.

         1.21     Managers.

         "Managers" shall mean the designees of GH&A and ENN or any successor manager(s) designated by them pursuant to Article V hereof.

         1.22     Member or Members.

         "Member or Members" shall mean any or all of those Persons listed as Members in Exhibit A attached hereto, including the Executive Members, in each such Person's capacity as a Member of the Company. The terms "Member" or "Members" shall not include the Preferred Member.

         1.23     Membership Unit.

         "Membership Unit" shall mean a unit of ownership interest in the Company, which includes (i) such Member's interest in the income, gains, profits, deductions, losses, credits or distributions of the Company, (ii) all benefits to which such Member may be entitled hereunder, and (iii) all obligations of such Member to comply with the terms and provisions of this Agreement. The Members' Unit ownership shall be as set forth in Exhibit A attached hereto.

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         1.24     Member Nonrecourse Debt Minimum Gain.

         "Member Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(i). A Member's share of Member Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

         1.25     New GH&A Business.

         "New GH&A Business" shall have that meaning provided in Section 3.2 hereof.

         1.26     Notice.

         "Notice" shall have the meaning provided in Section 12.8 hereof.

         1.27     Person.

         "Person" shall mean and include an individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity.

         1.28     Preferred Member.

         "Preferred Member" shall mean Equity Inns Partnership, L.P., a Tennessee limited partnership having an address of 7700 Wolf River Boulevard, Germantown, Tennessee 38138, and its permitted successors and assigns.

         1.29     Preferred Membership Unit.

         "Preferred Membership Unit" shall mean that preferred unit of ownership interest in the Company to be issued to the Preferred Member pursuant to Section 3.3.

         1.30     Selling Member and Electing Member.

         "Selling Member" and "Electing Member" shall have the meaning provided in Section 11.2 hereof.

         1.31     State.

         "State" shall mean the State of Tennessee.

         1.32     Taxable Year.

         "Taxable Year" shall have the meaning set forth in Section 12.1 hereof.

         1.33     Terminating Capital Transaction.

         "Terminating Capital Transaction" shall mean the sale, exchange or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company, or following the dissolution and termination of the Company pursuant to one of the other events listed in
Section 2.4 hereof.

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         1.34     Transfer.

         "Transfer" shall have the meaning provided in Section 11.1 hereof.

         1.35     Treasury Regulations.

         "Treasury Regulations" shall mean the Treasury regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Treasury Regulations shall mean that provision of the Treasury regulations on the date hereof and any successor provision of the Treasury Regulations.

                                   ARTICLE II
                                  NAME AND TERM

         2.1      Formation.

         The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Act by virtue of Articles of Organization filed with the Secretary of State of the State on October 3, 2001. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

         2.2      Name, Officer, and Registered Agent.

                  (a) The name of the Company shall be "GHII, LLC". The principal office and place of business shall be 5295 East Shelby Drive, Memphis, Tennessee 38118. The Board may at any time change the location of such office to another location, provided that the Board gives notice of any such change to all Members, the Preferred Member, and the registered agent of the Company.

                  (b) The initial registered office of the Company for purposes of the Act shall be 5295 East Shelby Drive, Memphis, Tennessee 38118. The initial registered agent of the Company for purposes of the Act shall be Glen Hatchett, whose business office is identical to the Company's registered office. The registered office and registered agent may be changed by the Board at any time in accordance with the Act. The registered agent's sole duty as such is to forward to the Company at its principal office and place of business any notice that is served on him as registered agent. The Company will promptly forward a copy of any such notice to the Members and the Preferred Member.

         2.3      Governing Law.

         This Agreement and all questions with respect to the rights and obligations of the Members, the construction, enforcement, and interpretation hereof, and the formation, administration, and termination of the Company shall be governed by the provisions of the Act and other applicable laws of the State.

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         2.4      Term.

                  (a) The Company's existence shall be perpetual, except the Company shall be dissolved and terminated upon the first to occur of the following:

                           (1)      The unanimous written agreement of all the
Members to dissolve and terminate the Company;

                           (2)      The order of a court pursuant to Sections
48-245-901 and 48-245-902 of the Act;

                           (3)      The act of the Secretary of State of the
State pursuant to Section 48- 245-302 of the Act;

                           (4)      The sale, exchange or other disposition
(including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of GH&A, or

                           (5)      As otherwise required by the Act.

                  (b) Upon the dissolution of the Company for any reason, the Members shall promptly proceed to wind up the affairs of and liquidate the Company. Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the liquidation period in the same manner as before dissolution.

                                   ARTICLE III
                               BUSINESS OF COMPANY

         3.1      Generally.

         The Company is formed for the purpose of engaging in the sale of furniture, fixtures, equipment and other goods of like kind and character ("FF&E"), and for transacting any and all other lawful business for which a limited liability company may be formed under the laws of the State that is incident and necessary thereto.

         3.2      GH&A Business; Company Business.

         Without limiting the foregoing, the Members acknowledge that GH&A is currently, and will continue to be, in the business of procuring, selling and installing FF&E with respect to those customers listed on the attached Exhibit B ("Existing GH&A Business"), which includes the performance of such services for the Preferred Member, an ENN Affiliate, under the terms of an existing Preferred Vendor Agreement. The Members further acknowledge that, from and after the date of this Agreement, GH&A shall be permitted to continue the Existing GH&A Business, and may expand such business by procuring and installing FF&E for new customers not listed on Exhibit B (hereinafter, the "New GH&A Business"), without any obligation or liability to the Company or its Members or Preferred Member (except with respect to any incentive fee payments required in Section 8.2(b) and those indemnification obligations described herein). However, it is agreed that, beginning as of the date of this Agreement, any sales of FF&E by GH&A with respect to customers operating or affiliated with hospitality, gaming

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or other leisure business activities which are not listed on the attached
Exhibit B (including any of the Affiliates of those customers listed in Exhibit
B), or any other customer referred to GH&A by ENN, shall be made subject to the terms and conditions of this Agreement and shall be deemed for all purposes business of the Company (hereinafter, "Company Business").

         3.3 Expense Reimbursement Agreement. GH&A, ENN and the Preferred Member acknowledge and agree that the Preferred Vendor Agreement referenced in Section
3.2 above will terminate as of December 31, 2001, unless earlier terminated by the parties thereto as permitted thereunder, and that until such time, GH&A and the Preferred Member will continue to operate under such agreement in good faith. The Members and the Preferred Member further acknowledge and agree that upon such termination of the referenced Preferred Vendor Agreement, (i) GH&A and the Preferred Member shall enter into that agreement for expense reimbursement attached to this Agreement as Exhibit C (the "Expense Reimbursement Agreement"),
(ii) that concurrently therewith, the Preferred Member shall contribute to the Company its right to receive payments under the Expense Reimbursement Agreement such that all payments by GH&A under the Expense Reimbursement Agreement shall be made directly to the Company, and (iii) that beginning on the date of such contribution by the Preferred Member, the Preferred Member shall be issued the Preferred Membership Unit by the Company and thereby become entitled to those distributions to be made to the Preferred Member described in Section 8.2. In no event shall the business conducted by GH&A in connection with the Expense Reimbursement Agreement be deemed Company Business for purposes of this Agreement, but rather Existing GH&A Business for all purposes.

                                   ARTICLE IV
                        RIGHTS AND OBLIGATIONS OF MEMBERS

         4.1      Members.

         The address, telephone number and facsimile number of each Member are set forth opposite each Member's name on Exhibit A attached hereto. The Board shall, and shall be authorized to, amend or restate Exhibit A upon each admission, withdrawal, removal, or death of a Member, which amendment or restatement shall not require a vote by the Members pursuant to Section 12.10 hereof.

         4.2      Voting Rights; Management Rights.

                  (a) Except as expressly provided herein, voting power shall be vested solely in the Members, and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote of such Members. Except as otherwise provided herein or in the Act, any action required or permitted to be taken by the Members must be approved by Members holding not less than a majority of the Membership Units. The Preferred Member shall have no voting rights except as expressly provided in this Agreement or under the Act.

                  (b) Except as expressly provided herein, neither the Members nor the Preferred Member shall take part in the management of the business nor shall they transact any business for the Company in their capacity as Members or Preferred Member, nor shall they have power to sign for or to bind the Company; provided, however, that the Members shall have the right to approve or consent to certain matters, as provided herein.

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         4.3      Other Activities.

         Except as otherwise set forth herein, any Member or Preferred Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members or the Preferred Member shall have any rights by virtue of this Agreement in and to such independent ventures or the profits derived from them.

         4.4      No Right to Withdraw.

         Except as otherwise provided in this Agreement, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the written consent of all remaining Members of the Company. Subject to Section 11.1, the Preferred Member shall have no right to resign or withdraw from the Company so long as the Expense Reimbursement Agreement is in effect.

         4.5      Places of Meetings.

         All meetings of the Members shall be held at such place within the Memphis, Tennessee area, or at such other location as is agreeable to all of the Members as from time to time may be fixed by the Board. Meetings of the Members may be held telephonically or by video conference provided that all of the Members participating in such meetings can hear and, in the case of a video conference, see each other at the same time. In addition, notwithstanding any provision thereof, the Members may act by written consent in the absence of a meeting.

         4.6      Annual Meetings.

         The annual meeting of the Members, for the election of the Board of Managers and transaction of such other business as may come before the meeting, shall be held in each year on the second Tuesday in April, at 10:00 a.m. Central time, if that day is not a legal holiday. If that day is a legal holiday, the annual meeting shall be held on the next succeeding day not a legal holiday.

         4.7      Special Meetings.

         A meeting of the Members for any purpose(s) may be called at any time by Members holding at least 10% of the Membership Units then outstanding, by the Chief Executive Officer or by the Board. At such meeting no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting, except with the unanimous consent of the Members present or represented by proxy.

         4.8      Notice of Meetings.

         Notice of every meeting of the Members shall be given by letter, e-mail, telegraph, telephone or facsimile and shall be sent not less than 48 hours nor more than 30 days before the date of such meeting to each Member entitled to vote at such meeting at such Member's address, e-mail address,

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telephone number or facsimile number on Exhibit A attached hereto or such other address, e-mail address, telephone number or facsimile number as a Member may have provided in writing to the Board. Notice of every meeting of the Members shall state the place, date, and hour of the meeting and the purpose(s) for which the meeting is called. Such further notice shall be given as is required by law, but meetings may be held without notice so long as all the Members entitled to vote are present in person or by proxy, or if notice is waived in writing by those not present, either before or after the meeting. Notice to the Preferred Member shall only be required if otherwise required under the Act.

         4.9      Quorum.

         Any number of Members together holding at least a majority of the Membership Units entitled to vote with respect to the business to be transacted, who shall be present in person or by telephone or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy without notice other than by announcement at the meeting.

         4.10     Voting.

         At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to such Member's Membership Units in such Member's name on the date, not more than 35 days prior to such meeting, fixed by the Board as the record date for the purpose of determining Members entitled to vote. If the Board does not fix a record date, the record date shall be deemed to be the date that notice of the meeting is sent. Every proxy shall be in writing, dated and signed by the Member entitled to vote or such Member's duly authorized attorney-in-fact.

         4.11     Executive Members.

         GH&A and ENN shall each be entitled to select individuals active in the management of the Company to receive Membership Units representing an ownership interest in the Company of up to 10% in the aggregate (collectively, the "Executive Members"); 5% of which shall be made available to those individuals selected by GH&A, and 5% of which shall be made available to those individuals selected by ENN. The initial Executive Members are identified in the attached Exhibit A.

                                    ARTICLE V
                                   MANAGEMENT

         5.1      General Powers; Designation of Board of Managers.

                  (a) The property, officer(s) and business of the Company shall be managed under the direction of the Board. Except as otherwise expressly provided by law, the Articles of Organization or this Agreement, the Board shall have complete and exclusive control of the management of the Company's business and affairs, with the right, power, and authority on behalf of the Company and in its name to execute documents or other instruments and exercise all of the

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rights, powers, and authority of the Company under the Act and to take any and all actions that the Company may be entitled to take.

                  (b) The Members hereby agree that in any and all elections of the Managers, GH&A and ENN shall be the only Members entitled to elect Manager's to serve on the Board, with each being entitled to elect the same number of Managers. The size of the Board initially shall be four Managers, and GH&A and ENN shall each be entitled to appoint two Managers to such initial Board. The four Managers initially designated by GH&A and ENN are Howard Silver (designated by ENN), Phillip McNeill, Jr. (designated by ENN), Glen Hatchett (designated by GH&A) and Dennis Hatchett (designated by GH&A).

                  (c) The Board shall appoint a Chief Executive Officer, who will manage the day- to-day affairs of the Company and carry out the directions of the Board, subject to the limitations set forth herein. The initial Chief Executive Officer shall be Glen Hatchett. In the event of Glen Hatchett's death, retirement, resignation, removal or inability to serve, a successor Chief Executive Officer shall be appointed by the Board, which appointment shall have been approved by at least a majority of the Board.

         5.2      Removal or Resignation of Manager.

         Any Manager may be removed, with or without cause and at any time, by that Member (either GH&A or ENN) which elected such Manager to the Board. Members holding at least a majority of the Membership Units may remove any Manager for cause. For purposes of this section, "cause" shall mean gross negligence or willful misconduct by a Manager in the performance of his duties and obligations under this Agreement.

         5.3      Quorum.

         A majority of the Managers shall constitute a quorum for the transaction of business by the Board. The act of a majority of Managers present at a Board meeting at which a quorum is present or action taken by written consent of a majority of all Managers shall be the act of the Board of Managers. Less than a quorum may adjourn any meeting.

         5.4      Third Party Reliance.

         Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the Chief Executive Officer or any of the officers of the Company appointed by him or elected by the Board of Managers.

         5.5      Duties of Managers.

                  (a) Among the duties delegated to the Board by this Agreement, the Managers shall be responsible for the following:

                           (1)      Reviewing and approving the Company's annual
budget, and budgets for business that is not Existing GH&A Business which will have associated costs in excess of $750,000, or a gross profit percentage of less than 8%;

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                           (2)      Approving in advance all working capital
needs of the Company;

                           (3)      Reviewing the Company's quarterly results;

                           (4)      Reviewing and approving the calculation of
the incentive fee described in Section 8.2(b) below; and
   --------------

                           (5)      Help in procuring New GH&A Business.

                  (b) Each Manager shall devote such time, effort, and skill to the Company's business affairs as is necessary and proper for the Company's welfare and success. The Members expressly recognize that the Managers have or may have substantial other business activities and agree that the Managers and their Affiliates, officers, directors, employees, and agents, as the case may be, shall not be bound to devote all of their business time to the affairs of the Company, and that the Managers or their Affiliates may engage for their own account and for the accounts of others in other businesses or activities.

         5.6      Meetings of Managers.

         An annual meeting of the Board of Managers shall be held as soon as practicable after the adjournment of the annual meeting of the Members at such place as the Board of Managers may designate. Other meetings of the Board of Managers shall be held at places within or without the State and at times fixed by resolution of the Board of Managers, or upon call of the Chief Executive Officer. All Managers shall be given not less than 24 hours' notice by letter, telegraph, e-mail, telephone or, facsimile (or in person) of all meetings of the Board of Managers, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board of Managers. Meetings may be held at any time without notice if all of the Managers are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board of Managers need not state the purpose of the meeting.

                                   ARTICLE VI
                                    OFFICERS

         6.1      Election of Officers; Terms.

         The officers of the Company shall consist of a President, a Secretary and a Treasurer. Other officers, including a Chairman of the Board of Managers, one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Managers), and assistant and subordinate officers, may from time to time be elected by the Board of Managers, with the exception of the President and Secretary, which shall never be combined in the same individual. All officers shall hold office until the next annual meeting of the Board of Managers and until their successors are elected. The President shall be chosen from among the Managers and shall be the Chief Executive Officer of the Company. Any two officers may be combined in the same individual as the Board of Managers may determine with the exception of the President and Secretary, which shall never be combined in the same individual.

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         6.2      Removal of Officers; Vacancies.

         Any officer of the Company may be removed summarily with or without cause, at any time, by the Board of Managers. Vacancies may be filled by the Board of Managers.

         6.3      Duties.

         The officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Board of Managers. The Board of Managers may require any officer to give such bond for the faithful performance of his duties as the Board of Managers may see fit.

                                   ARTICLE VII
           CAPITAL CONTRIBUTIONS AND FINANCIAL OBLIGATIONS OF MEMBERS

         7.1      Capital Contributions.

         The value of the Members' Capital Contributions are as set forth next to their names on Exhibit A attached hereto, and the Members agree that such amounts equal the fair market values of such contributions, subject to adjustment as set forth in Section 7.8 hereof.

         7.2      Additional Capital Contributions.

         No additional Capital Contributions from either the Members or the Preferred Member shall be required unless all of the Members consent thereto in writing.

         7.3      Capital Accounts.

         A separate capital account ("Capital Account") has been or will be established and maintained for each Member and the Preferred Member in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv).

         7.4      No Interest on Contributions.

         Neither the Members nor the Preferred Member shall be entitled to interest on its Capital Contribution.

         7.5      Return of Capital Contributions.

         Neither the Members nor the Preferred Member shall be entitled to withdraw any part of their Capital Contribution or their Capital Account, or to receive any distribution from the Company, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Member, the Preferred Member, or withdrawn Member any part of such Member's or Preferred Member's Capital Contribution to the Company for so long as the Company continues to exist.

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         7.6      No Third Party Beneficiary.

         No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member or the Preferred Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members or the Preferred Member herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members or Preferred Member. In addition, it is the intent of the parties hereto that no distribution to any Member or the Preferred Member shall be deemed a return of money or other property in violation of the Act. Any Member or Preferred Member receiving the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company, or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member or Preferred Member is obligated to return such money or property, such obligation shall be the obligation of such Member or Preferred Member and not of the other Members or Preferred Member. Without limiting the generality of the foregoing, a deficit Capital Account of a Member or Preferred Member shall not be deemed to be a liability of such Member or Preferred Member nor an asset or property of the Company.

         7.7      Member Loans.

         Members and the Preferred Member may make loans to the Company. Loans existing as of the date of this Agreement are authorized on the terms existing as of the date hereof, and the terms of any future loans or changes to the terms of existing loans shall be approved by the Board and set forth in customary documentation.

         7.8      Revaluing Capital Accounts.

         If (i) a new or existing Member acquires additional Membership Units in exchange for more than a de minimis contribution of property or services, (ii) the Company distributes to a Member more than a de minimis amount of Company property as consideration for Membership Units, or (iii) the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, the Managers shall revalue the property of the Company to its fair market value (as determined by the Managers, in their sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations. When the Company's property is revalued by the Managers, the Capital Accounts of the Company shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and
(g) of the Treasury Regulations, which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members pursuant to Article VIII if there were a taxable disposition of such property for its fair market value (as determined by the Managers, in their sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

                                  ARTICLE VIII
                          ALLOCATIONS AND DISTRIBUTIONS

         8.1      Allocation of Profits and Losses.

                  (a) Profit and loss of the Company for each Fiscal Year shall be allocated to the Members in accordance with their respective Membership Units. No profits or losses shall be allocated to the Preferred Member except those profits received with respect to the Expense Reimbursement Agreement shall be allocated to the Preferred Member.

                  (b) Notwithstanding any provision to the contrary, (i) any expense of the Company that is a "nonrecourse deduction" within the meaning of Treasury Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Members' respective Membership Units, (ii) any expense of the Company that is a "partner nonrecourse deduction" within the meaning of Treasury Regulations
Section 1.704-2(i)(2) shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Company Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(f)(1) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(f) and the ordering rules contained in Treasury Regulations Section 1.704-2(j), and
(iv) if there is a net decrease in Member Nonrecourse Debt Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(i)(4) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4) and the ordering rules contained in Treasury Regulations Section 1.704-2(j). A Member's "interest in partnership profits" for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be the percentage of all outstanding Membership Units held by such Member.

                  (c) If a Member receives in any Taxable Year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) that causes or increases a negative balance in such Member's Capital Account that exceeds the sum of such Member's shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined in accordance with Treasury Regulations Sections 1.704-2(g) and 1.704-2(i), such Member shall be allocated specially for such Taxable Year (and, if necessary, later Taxable Years) items of income and gain in an amount and manner sufficient to eliminate such negative Capital Account balance as quickly as possible as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 8.1(c), to the extent permitted by Regulations Section 1.704-1(b) and Section 8.1(d) hereof, items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 8.1(c).

                  (d) Loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member's Capital Account (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Member's shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

Any loss in excess of that limitation shall be allocated to the other Members in accordance with their respective Membership Units. After the occurrence of an allocation of loss to a Member in accordance with this Section 8.1(d), to the extent permitted by Treasury Regulations Section 1.704- 1(b), profit shall be allocated to such Member in an amount necessary to offset the loss previously allocated to such Member under this Section 8.1(d).

                  (e) If a Member transfers any part or all of its Membership Units and the transferee is admitted as provided herein (a "New Member"), the distributive shares of the various items of profit and loss allocable among the Members during such Fiscal Year shall be allocated between the transferor and the New Member (at the election of the Board) either (i) as if the Fiscal Year had ended on the date of the transfer or (ii) based on the number of days of such Fiscal Year that each was a Member without regard to the results of Company activities in the respective portions of such Fiscal Year in which the transferor and New Member were Members.

                  (f) "Profit" and "loss" and any items of income, gain, expense or loss referred to in this Section 8.1 shall be determined in accordance with federal income tax accounting principles as modified by Treasury Regulations
Section 1.704-1(b)(2)(iv), except that profits and losses shall not include items of income, gain, and expense that are specially allocated pursuant to
Section 8.1(b), 8.1(c) or 8.1(d) hereof. All allocations of income, profits, gains, expenses, and losses (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 8.1, except as otherwise required by Section 704(c) of the Code and
Section 1.704-1(b)(4) of the Treasury Regulations.

         8.2     Distribution of Cash Available for Distribution; Incentive Fee.

                  (a) On no later than 20 days after each quarter, the Company shall distribute to the Members any and all Cash Available for Distribution from the previous quarter, or part thereof (but excluding any Cash Available for Distribution received with respect to the Expense Reimbursement Agreement), pro rata among the Members in accordance with their respective Membership Units, together with an accounting of the Company's financial activity for the preceding quarter. At such time, the Company shall also distribute to the Preferred Member any and all Cash Available for Distribution received with respect to the Expense Reimbursement Agreement.

                  (b) Within 30 days following the end of each fiscal year, the Board of Managers shall conduct a review of all allocations which have been made to the Members during the previous fiscal year pursuant to Section 8.1, and all distributions of Cash Available for Distribution made to the Members during the previous fiscal year pursuant to Section 8.2(a). The Board of Managers shall also conduct a review of any profits or losses realized by GH&A during the previous fiscal year with respect to New GH&A Business and shall, for purposes of this Section 8.2(b) only, treat such profits or losses as if they had been allocated to GH&A by the Company. Further, the Board of Managers shall also make a reasonable allocation among the Company and GH&A of GH&A's overhead expenses for the previous fiscal year, including payroll (but excluding any payroll amounts and personal expenses paid to or on behalf of Glen Hatchett), based upon the ratio the total Company Business sales for the fiscal year bears to the sum of all GH&A sales (including Company Business sales) made during such fiscal year. It is the intent of the Members that they share in the value of all such allocations and distributions, including any profits or losses to GH&A from the New GH&A Business, in amounts totaling 45% to ENN, 45% to GH&A and 2.5% to each of the four Executive Members. As such, in the event such percentages are not achieved during any fiscal year, any Member that receives a greater percentage than that intended by this Section 8.2(b) shall immediately pay to those Members receiving a lesser percentage, as an incentive fee, a pro rata amount in cash as directed by the Board of Managers which is deemed necessary to reconcile the difference.

         8.3      Distribution for Taxable Income.

         Notwithstanding the foregoing, if it is anticipated that the Members will recognize taxable income with respect to the Company for any year, the Board of Managers shall make a good faith estimate of the amount of such taxable income to be recognized by each of the Members, and distributions of Cash Available for Distribution shall be made to the Members, pro rata among the Members in accordance with their respective Membership Units, in an aggregate amount sufficient to permit each of the Members to pay federal, state and local income taxes (giving effect to the deduction of state and local income taxes, as applicable, for federal and state income tax purposes) on their distributive shares of such taxable income. Distributions required to be made pursuant to the preceding sentence shall be made at such times as may be appropriate to permit the Members to make estimated tax payments.

         8.4      Distribution of Proceeds from Terminating Capital Transaction.

         The net proceeds of a Terminating Capital Transaction shall be distributed in the following order of priority:

                  (a) First, toward satisfaction of all outstanding debts and other obligations of the Company other than those specified in Section 8.4(b) hereof;

                  (b) Second, toward repayment of outstanding loans, if any, made by Members to the Company;

                  (c) Third, toward repayment to GH&A of its fair market value of $8,700,000.

                  (d) Thereafter, the balance, if any, to the Members and Preferred Member with positive Capital Accounts in accordance with their respective positive Capital Account balances.

         For purposes of Section 8.4(d), the Capital Account of each Member shall be determined after all adjustments made in accordance with Sections 8.1 and hereof resulting from the Company's operations and from all sales and dispositions of all or any part of the Company's assets. Any distributions pursuant to this Section 8.4 shall be made by the end of the Taxable Year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the Board, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1      Indemnification of Managers and Members.

                  (a) Unless otherwise prohibited by law, the Company shall indemnify and hold harmless the Managers, the Members, the Preferred Member, their respective agents, officers, directors, and employees, and the agents, officers and employees of the Company and their respective successors (individually, an "Indemnitee") from any claim, loss, expense, liability, action or damage resulting from any act or omission performed by or on behalf of or omitted by an Indemnitee in its capacity as a Manager, a Member, a Preferred Member or an agent, officer or employee of the Company, including, without limitation, reasonable costs and expenses of its attorneys engaged in defense of any such act or omission; provided, however, that an Indemnitee shall not be indemnified or held harmless for any act or omission that is in violation of any of the provisions of this Agreement or that constitutes fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 9.1(a) shall be made only out of the assets of the Company.

                  (b) Further, to the extent permitted by law, GH&A shall indemnify and hold harmless each other Indemnitee and the Company from any claim, loss, expense, liability, action or damage resulting from any act or omission by it in the course of its performance of the Company Business, the Existing GH&A Business, the New GH&A Business, or otherwise, including, without limitation, reasonable costs and expenses of the attorneys of such Indemnitees or the Company engaged in defense of any such act or omission.

         9.2      Expenses.

         To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding with respect to which such Indemnitee is entitled to indemnification under Section 9.1 hereof shall, from time to time, be advanced by the Company or GH&A, as appropriate, prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company or GH&A, as applicable, of an undertaking by or on behalf of the Indemnitee to repay such amount.

         9.3      Insurance.

         The Company may purchase and maintain insurance coverage to the extent and in such amounts as the Board shall, in its discretion, deem reasonable, on behalf of the Indemnitees against any liability that may be asserted against or expense that may be incurred by any Indemnitee in connection with activities of the Company or such Indemnitees with respect to which the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

         9.4      Miscellaneous.

         An Indemnitee shall not be denied indemnification in whole or in part under this Article IX because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this
Article IX are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons.

                                    ARTICLE X
                MEMBER REPRESENTATIONS, WARRANTIES, AND COVENANTS

         10.1     Representations and Warranties.

         Each Member and the Preferred Member represents and warrants to the Company and each other Member and the Preferred Member that, on the date of this Agreement (or such later date as such Member or Preferred Member shall become admitted as a Member or Preferred Member of the Company):

                  (a) Organization and Existence. Such Member or Preferred Member, if not an individual, is duly organized, validly existing, and in good standing under the laws of the state of its organization.

                  (b) Power and Authority. Such Member or Preferred Member has the full power and authority to execute, to deliver, and to perform this Agreement, and to carry out the transactions contemplated hereby.

                  (c) Authorization and Enforceability. The execution and delivery of this Agreement by such Member or Preferred Member and the carrying out by such Member or Preferred Member of the transactions contemplated hereby have been duly authorized by all requisite corporate action, if necessary, and this Agreement has been duly executed and delivered by such Member or Preferred Member and constitutes the legal, valid, and binding obligation of such Member or Preferred Member, enforceable against it in accordance with the terms hereof.

                  (d) No Consents. No authorization, consent, approval or order of, notice to or registration, qualification, declaration or filing with any governmental authority or other third parties is required for the execution, delivery, and performance by such Member or Preferred Member of this Agreement or the carrying out by such Member or Preferred Member of the transactions contemplated hereby, except those previously obtained.

                  (e) No Conflict or Breach. None of the execution, delivery, and performance by such Member or Preferred Member of this Agreement, the compliance with the terms and provisions hereof and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation or the organizational or corporate documents of such Member or Preferred Member or any applicable order, writ, injunction, judgment or decree of any court or governmental authority against such Member or Preferred Member or by which it or any of its properties (other than its Membership Units or Preferred Membership Units in the Company) is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Member or Preferred Member is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

                  (f) No Proceedings. There is no suit, action, hearing, inquiry, investigation or proceeding, at law or in equity, pending, or, to the knowledge of such Member or Preferred Member, threatened, before, by or in any court or before any regulatory commission, board or other governmental administrative agency against or affecting such Member or Preferred Member which could have a material adverse effect on the business, affairs, financial position, results of operations, property or assets, or condition, financial or otherwise, of such Member or Preferred Member or on its ability to fulfill its obligations hereunder.

         10.2     Survival.

         All representations and warranties contained in this Article X shall survive the execution and delivery of this Agreement.

                                   ARTICLE XI
                        TRANSFERS; RIGHT OF FIRST REFUSAL

         11.1     Restrictions on Transfers.

                  (a) Except as otherwise provided herein, no Member may pledge, sell, assign or transfer (collectively, a "Transfer") any part or all of the Membership Units held by such Member unless such Transfer is consented to by the remaining Members. Unless waived by the Board, such Membership Units shall not be Transferred in the absence of an opinion of counsel, satisfactory to the Board, that the registration of the sale of the Membership Units is not required under the Securities Act of 1933, as amended, or any applicable state securities laws. Any Transfer by an Executive Member under Section 11.2 below shall be deemed a consent under this Section 11.1(a).

                  (b) Any permitted Transfer of Membership Units, other than to an existing Member, shall be effective only to give the transferee the right to receive the share of allocations and distributions to which the transferor would otherwise be entitled with respect to such Membership Units. Any transferee who is not a Member prior to a Transfer shall not have the right to become a substituted Member unless a majority in interest of the non-transferring Members expressly consent thereto in writing and the transferee agrees to be bound by all the terms and conditions of this Agreement as then in effect. Unless and until a transferee is admitted as a substituted Member, the transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder. A Member who has assigned its entire interest in all of its Membership Units shall cease to be a Member and thereafter shall have no further powers, rights and privileges as a Member hereunder, but shall, unless otherwise relieved of such obligations by agreement of all of the remaining Members or by operation of law, remain liable for all obligations and duties incurred as a Member.

                  (c) The Preferred Member shall be permitted to, and shall, transfer its Preferred Membership Unit to any assignee or transferee of the Preferred Member's rights under the Expense Reimbursement Agreement, as such assignment or transfer may be permitted thereby.

                  (d) The Company, each Member and the Preferred Member and any other Person having business with the Company need deal only with Members or Preferred Member who are admitted as Members or a Preferred Member or as substituted Members of the Company, and they shall not be required to deal with any other Person by reason of assignment by a Member or Preferred Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member or Preferred Member for an assigning or a deceased Member or Preferred Member, any payment to a Member or Preferred Member or to a Member's executors or administrators shall release the Company and the Board from all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member or Preferred Member.

                  (e) Any Transfer not in accord with this Agreement shall be void ab initio unless otherwise agreed to in writing by the remaining Members in advance.

         11.2     Right of First Refusal.

         If either GH&A or ENN desires to effect a Transfer of its Membership Units, or experiences a change in "control", as that term is defined in Section
1.2 hereof (as applicable, the "Selling Member"), the Selling Member shall deliver a notice to the other (the "Electing Member") setting forth the price and other material terms upon which such Membership Units will be transferred (a "Notice"). The Electing Member shall have the right, for a period of ten business days after receipt of a Notice, to elect to purchase the subject Membership Units at the price set forth in the Notice and on other terms substantially similar to the other material terms set forth in the Notice. The closing of the sale of any Membership Units elected to be acquired by the Electing Member pursuant to this Section 11.2 shall occur 20 business days after the Electing Member delivers notice to the Selling Member of the exercise of its rights hereunder, or at such other time as the interested parties agree.

         If the Electing Member does not elect to purchase all of such Membership Units within the option period, the Selling Member may proceed with such transfer or transfers of such Membership Units; provided, however, that any such transfer or transfers shall be (a) effected within 90 days of the Electing Member's election not to exercise the right of first refusal set forth herein and (b) on terms no more favorable to the transferee than the terms set forth in the last Notice delivered by the Selling Member.

         For purposes of this Section 11.2, Executive Members which have been selected by the Selling Member shall be required to effect a Transfer of their Membership Units to the Electing Member the same as is required of the Selling Member hereunder, such that, as an example, if ENN desires to effect a Transfer of its Membership Units and GH&A elects to purchase such Units, the ENN Executive Members will also be required to effect a Transfer of their Membership Units to GH&A as well.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1     Fiscal and Taxable Year.

         The Fiscal Year and Taxable Year of the Company shall be the 12-month period ending December 31 of each year or such other taxable year as may be required by Section 706(b) of the Code.

         12.2     Reports.

         At the Company's expense, the Board shall prepare and deliver, or cause to be prepared and delivered, to the Board, and the Board shall approve and deliver to the Members and Preferred Member no later than 75 days after the close of each Fiscal Year, a Schedule K-1, a copy of the Company's informational tax return (IRS Form 1065), and such other reports (collectively, the "Annual Tax Reports") setting forth in sufficient detail all such information and data with respect to the transactions effected by or involving the Company during such Fiscal Year as shall enable the Company, each Member and Preferred Member to prepare its federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing. No later than 90 days after the end of a Fiscal Year or 45 days after the end of each quarter in a Fiscal Year, the Board shall prepare or cause the preparation of, and shall deliver or cause to be delivered to the Members and Preferred Member, statements of the Company's (i) assets, liabilities and capital as of the end of the year or quarter, as applicable, and (ii) revenues and expenses for the year or the quarter and year-to- date, as applicable.

         12.3     Bank Accounts, Notes and Drafts.

                  (a) Funds of the Company shall be deposited in an account or accounts of a type, in form and name and in a bank(s) or other financial institution(s) which are participants in federal insurance programs as selected by the Board. The Board shall arrange for the appropriate conduct of such accounts. Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Board and the Members or Preferred Member, and the Company's funds shall not be commingled with any other funds of any Manager, any Member, Preferred Member, or any Affiliate (other than the Company itself) of a Manager or a Member or Preferred Member. Funds may be withdrawn from such accounts only for bona fide and legitimate Company purposes.

                  (b) The Members and Preferred Member acknowledge that the Board may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Board shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution.

                  (c) Except as specified herein, checks, notes, drafts, and other orders for the payment of money shall be signed by such persons as the Chief Executive Officer from time to time may authorize. When the Chief Executive Officer so authorizes, the signature of any such person may be a facsimile. Notwithstanding the foregoing, for all checks, notes, drafts and other orders for the payment of money in excess of $20,000, two authorized signatures shall be required, one of which shall be the Chief Executive Officer.

         12.4     Books and Records.

                  (a) The Board shall keep, or cause to be kept, full and accurate books of account, financial records, and supporting documents, which shall reflect, completely, accurately, and in reasonable detail, each transaction of the Company, which books of account, financial records, and supporting documents shall be kept and maintained at the principal office of the Company. The Board shall keep, or cause to be kept, all other documents and writings of the Company, which documents and writings shall be kept and maintained at the principal office of the Board. Each Member, Preferred Member, or their designated representatives shall, upon reasonable notice to the Board, have access to such books, records, and documents during reasonable business hours and may inspect and make copies of any of them at its own expense.

                  (b) The Board shall also keep, or cause to be kept, at its principal office the following:

                           (1)      true and full information regarding the
status of the business financial condition of the Company;

                           (2)      promptly after becoming available, a copy of
the Company's federal, state, and local income tax returns for each year;

                           (3)      a current list of the name and last known
business, residence or mailing address of each Member, Preferred Member, and Manager;

                           (4)      a copy of this Agreement and the Company's
articles of organization, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such articles of organization and all amendments thereto have been executed;

                           (5)      true and full information regarding the
amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member and preferred Member and which each Member or Preferred Member has agreed to contribute in the future, and the date upon which each became a Member or Preferred Member; and

                           (6)      other information regarding the affairs of
the Company as is just and reasonable.

         12.5     Tax Matters Partner.

         Howard Silver, or such other Member as the Board may designate from time to time, shall be the Tax Matters Partner for the Company within the meaning of Section 6231(a)(7) of the Code. The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit or controversy proceeding initiated with respect to the Company by the IRS or any state or local taxing authority, and all expenses and fees incurred by the Tax Matters Partner on behalf of the Company shall constitute expenses of the Company. In the event the Tax Matters Partner receives notice of a final partnership adjustment under Section 6223(a)(2) of the Code, the Tax Matters Partner shall either (i) file a court petition for judicial review of such adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all other Members and the Preferred Member on the date such petition is filed, or (ii) mail a written notice to all other Members and a Preferred Member, within such period, that describes the Tax Matters Partner's reasons for determining not to file such a petition.

         12.6     Tax Elections.

                  (a) Except as otherwise provided in this Section 12.6, the Board shall, in its sole discretion, decide whether to make any available elections under the Code or any applicable state or local tax law on behalf of the Company.

                  (b) The Tax Matters Partner may, upon receiving the written consent of each other Member, make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company Interest within the meaning of Section 743 of the Code. Each Member and Preferred Member shall, upon request of the Tax Matters Partner, supply the information necessary to give effect to such an election.

                  (c) No election shall be made by the Company or any Member or Preferred Member for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any provisions of any state or local tax laws. The Company shall be treated as a partnership for U.S. federal income tax purposes.

         12.7     Confidentiality.

         Each Member and Preferred Member shall, at all times during the term of this Agreement, use its best efforts and take all appropriate steps to safeguard the secrecy and confidentiality of the Company's marketing plans, customer information, specialized information, data bases, financial information and other confidential information regarding the Company and its activities, as well as the confidential information and activities of each other Member, Preferred Member and their Affiliates.

         12.8     Notices.

         Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a "Notice"), shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Member or Preferred Member or when e-mailed or when sent by facsimile (if confirmed) or nationally recognized reliable overnight carrier at the address of such Member or Preferred Member set forth in this Agreement on Exhibit A attached hereto or at such other address as any Member or Preferred Member hereafter may designate to the others in accordance with the provisions of this Section 12.8. In addition, the Board shall be sent a copy of all such Notices, by facsimile or nationally recognized overnight carrier. The date at which notice shall be deemed received shall be the date of the receipt of the copy of such notice by the Board.

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



         12.9     Entire Agreement.

         This Agreement, including the Exhibit(s) or Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members and Preferred Member with respect to the matters covered herein. This Agreement supersedes all prior and contemporaneous agreements and oral understandings among the Members and Preferred Member with respect to such matters. In the event there is any arbitration between the Members and Preferred Member over the interpretation of any provision of this Agreement, the prevailing Member or Preferred Member in such litigation shall be entitled to recover reasonable attorney's fees from the nonprevailing Member or Preferred Member in such litigation.

         12.10    Amendment.

         Except as provided by law, in the Company's articles of organization or otherwise set forth herein, this Agreement may be amended or altered only by a majority in interest of the Members, provided, however, that Article XI may only be amended or altered by unanimous vote of the Members.

         12.11    Interpretation.

         Wherever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural, and vice versa.

         12.12    Severability.

         Each provision of this Agreement shall be considered severable and if for any reason any provision hereof is determined to be invalid and contrary to existing or future law, such invalidity shall not impair the operation or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects, and such invalid or unenforceable provision shall be replaced with the alternative valid and enforceable provision which otherwise gives maximum effect to the original intent of such invalid or unenforceable provision.

         12.13    Successors.

         Except as expressly otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

         12.14    Further Assurances.

         Each Member and Preferred Member hereby agrees that it shall hereafter execute and deliver further instruments, provide all information and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

         12.15    Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


MEMBERS:                                   EXECUTIVE MEMBERS:

Glen Hatchett & Associates
                                           /s/ Howard A. Silver
                                           --------------------
                                           Howard A. Silver
By:      /s/ Glen Hatchett
Title:   Owner
Date:    11/28/01                          /s/ Phillip H. McNeill, Jr.
                                           ---------------------------
                                           Phillip H. McNeill, Jr.

Equity Inns TRS Holdings, Inc.
                                           /s/ Glen Hatchett
                                           -----------------
                                           Glen Hatchett
By:      /s/ Howard A. Silver
Title:   President
Date:    11/28/01                          /s/ Dennis Hatchett
                                           -------------------
                                           Dennis Hatchett

PREFERRED MEMBER:

Equity Inns Partnership, L.P.

By:  Equity Inns Trust
Its:  General Partner


By:      /s/ Howard A. Silver
         --------------------
Title:   President
         --------------------
Date:    11/28/01
         --------------------

                                                                       Exhibit A
                               OPERATING AGREEMENT

                                       OF

                                    GHII, LLC

               MEMBERS, MEMBERSHIP UNITS AND CAPITAL CONTRIBUTIONS


Members                              Membership Units      Capital Contributions
-------                              ----------------      ---------------------

Equity Inns TRS Holdings, Inc.            45%                      $0.00
7700 Wolf River Boulevard
Germantown, TN  38138

Glen Hatchett & Associates                45%                      $0.00
P.O. Box 750547
Memphis, TN  38175-0547

Howard A. Silver                          2.5%                     $0.00
7700 Wolf River Boulevard
Germantown, TN  38138

Phillip H. McNeill, Jr.                   2.5%                     $0.00
7700 Wolf River Boulevard
Germantown, TN  38138

Glen Hatchett                             2.5%                     $0.00
P.O. Box 750547
Memphis, TN  38175-0547

Dennis Hatchett                           2.5%                     $0.00
P.O. Box 750547
Memphis, TN  38175-0547

                                                                       Exhibit B


                        GH&A Existing Business Customers

List of Accounts:

Alice Roehr Interiors
Allen & O'Hara Inc.
Allen & O'Hara LLC
Allen Bro. Interiors
Ann Daniels Interiors
Catherine Harris Interiors
Cooper Hotels (Installation)
Crye Leike Property Management
Dottie Sanders Interiors
Equity Inns, Inc.
Flautt Hotels (Installation)
Floor Coverings International
French Country Interiors
Gil Humphreys Design Co.
Heirighs Construction Co.
Hilton Hotels (Installation), owned or managed by Hilton
Joan Peters Interiors
Kathy Beidler Interiors
Legacy Interiors
Lynn Feathers Interiors
Marshall Management
MKFT Interiors
Nancy Adair Designs
National Floor Systems
Patton & Taylor Construction Inc. (unless Joint Venture with Phillip McNeill,
   Sr.)
S&S Carpet
Sears
Stooksberry Design Co.
Virginia Rippee Interiors
Winston Hotels (Installation)

                                    EXHIBIT C

                                    AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into as of the ______ day of ____________, 2001, between EQUITY INNS PARTNERSHIP, L.P. ("Equity Inns") and GLEN HATCHETT AND ASSOCIATES ("GHA").

                                    RECITALS

         A. Equity Inns is a real estate investment trust that develops, owns and operates hotels throughout the United States under various brand names.

         B. GHA is in the business of purchasing and installing furniture, fixtures and equipment, including wall covering, carpets, and any and all work required for the renovation of hotels and related facilities.

         C. GHA desires to receive certain administrative services from Equity Inns, and Equity Inns desires to provide such services to GHA, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the receipt and adequacy of which is hereby acknowledged, Equity Inns and GHA agree as follows:

                                    AGREEMENT

         1. Agreement to Provide Services. From the date of this Agreement, Equity Inns agrees to consult with and assist GHA in strategic planning, identifying business opportunities, management and budgetary advice, and such other operational matters as GHA may from time to time request (collectively, the "Services").

         2. Term. The initial term of this Agreement shall commence on January 1, 2002 and shall continue through December 31, 2002 (the "Initial Term"). Upon expiration of the Initial Term, this Agreement may be extended for successive one (1) year periods (each such renewal period, a "Renewal Term", and together with the Initial Term, the "Term"), provided either party notifies the other of its desire for such a one-year extension by no later than December 1 of the then current Term and the parties, after negotiating in good faith, are able to mutually agree in writing upon the terms and conditions of such Renewal Term within sixty (60) days thereafter.

         3. Reimbursement of Expenses. As partial consideration of the performance by Equity Inns of the Services, GHA agrees to reimburse Equity Inns for all expenses which Equity Inns may incur during the Term hereof. The parties agree that on November 1, 2001, and on November 1 of each year during the Term thereafter (provided the then current Term is to be extended pursuant to Section 2 hereof), the parties shall mutually agree in writing (using the attached Schedule A) as to the total anticipated expenses Equity Inns is expected to incur for the following year. During such following year, GHA shall pay to Equity Inns the total anticipated expenses which the parties have agreed upon the prior November 1 in four equal quarterly installments on March 31, June 30, September 30 and December 31.

         4. Termination by Equity Inns. Equity Inns may terminate this Agreement, for cause or without, by giving ten (10) days written notice to GHA.

         5. Termination by GHA due to Equity Inns' Default. If Equity Inns is in default as to any of the terms of this Agreement and the default is not cured within seven (7) days written notice by GHA to Equity Inns, GHA may terminate this Agreement and upon termination any expense reimbursement obligations of GHA pursuant to Section 3 above for Services performed by Equity Inns from and after the date of termination shall cease.

         6. Relationship of Parties. The parties hereby acknowledge and agree that the Services to be performed by Equity Inns pursuant to the terms of this Agreement shall be solely and exclusively performed on an independent contractor basis, and neither Equity Inns nor any of its affiliates or employees shall be deemed to be an employee, or to have formed any partnership, joint venture or other legal affiliation with GHA, its employees or affiliates, and neither party shall have the authority, directly or indirectly, to bind the other or any affiliate or subsidiary of the other.

         7. Indemnification. GHA, on behalf of itself, its employees, and its agents, shall fully indemnify, defend, save and hold Equity Inns and its employees harmless from and against any and all liability, damage, loss, claims, demands, actions and fees (including attorney's fees) which arise out of or are connected with this Agreement. This indemnity shall survive the termination of this Agreement. Equity Inns, on behalf of itself, its employees, and its agents, shall fully indemnify, defend, save and hold GHA and its employees harmless from and against any and all liability, damage, loss, claims, demands, actions and fees (including attorney's fees) which arise out of or are connected with this Agreement. This indemnity shall survive the termination of this Agreement.

         8. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to be duly given if mailed by certified or registered mail, return receipt requested, postage prepaid or hand-delivered:

                  Equity Inns:

                  EQUITY INNS PARTNERSHIP, L.P.
                  7700 Wolf River Boulevard
                  Germantown, Tennessee  38138
                  Attention:  Howard Silver

                  GHA:

                  GLEN HATCHETT AND ASSOCIATES
                  P.O. Box 750547
                  Memphis, Tennessee  38175-0547
                  Attention:  Glen Hatchett

         9.       Miscellaneous.

                  9.1. Prohibition on Assignment. Neither Equity Inns nor GHA may transfer or assign its interest in this Agreement without the advance written consent of the other party hereto.

                  9.2. Entire Agreement. This Agreement constitutes the entire agreement between Equity Inns and GHA and supercedes all prior agreements, negotiations and understandings between them made. This Agreement may only be amended in writing.

                  9.3. Governing Law. This Agreement is entered into in Memphis, Tennessee, and shall be governed by and construed in accordance with the laws of Tennessee.

                  9.4. Confidentiality. The parties shall retain all information belonging to the other in strictest confidence and will not disclose any such information to anyone without the express written consent of the other.

                  9.5. Preparation of Agreement. Equity Inns and GHA agree that, in the event of a need to interpret this Agreement, the terms, conditions and obligations herein are not to be construed against either party as the drafter of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           EQUITY INNS:

                                           EQUITY INNS PARTNERSHIP, L.P.

                                           By:  Equity Inns Trust
                                           Its: General Partner


                                           By:
                                                --------------------------------
                                           Its:
                                                --------------------------------


                                           GHA:

                                           GLEN HATCHETT AND ASSOCIATES


                                           By:
                                                --------------------------------
                                           Its:
                                                --------------------------------

                                   SCHEDULE A
                                 [TO EXHIBIT C]

                      AGREEMENT AS TO EXPENSE REIMBURSEMENT

                  THIS AGREEMENT AS TO EXPENSE REIMBURSEMENT (this "Agreement") is made and entered into as of the ____ day of ___________, 2001, between EQUITY INNS PARTNERSHIP, L.P. ("Equity Inns") and GLEN HATCHETT AND ASSOCIATES ("GHA").

         With respect to Section 3 of that Agreement between the parties dated ____________, 2001, with regards to the reimbursement of certain expenses by GHA to Equity Inns, the parties agree as follows:

         1.       Applicable Year:  ______________

         2.       Agreed upon expense reimbursement amount: $______________

         3.       Schedule of payment of expense reimbursement amount:

                  a.       March 31:         $______________
                  b.       June 30:          $______________
                  c.       September 30:     $______________
                  d.       December 31:      $______________

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                           EQUITY INNS:

                                           EQUITY INNS PARTNERSHIP, L.P.

                                           By:  Equity Inns Trust
                                           Its: General Partner


                                           By:
                                           Its:


                                           GHA:

                                           GLEN HATCHETT AND ASSOCIATES

                                           By:
                                           Its: